Exhibit 99.1

Contacts:

Sean Baenen	Erini Blakey
Fantex, Inc.	Fantex, Inc.
Email: sean.baenen@fantex.com	Email: erini.blakey@fantex.com

Fantex, Inc. Declares $2.74M In Cash Dividends For Its Athlete Tracking Stocks

Includes $3.60 Per Share For Fantex Mohamed Sanu Following Receiver’s Free Agent Contract

SAN FRANCISCO, Calif., Aug 16, 2016 – Fantex, Inc. announced today its Board of Directors has declared $2.74M in cash dividends to be paid on all of the company’s athlete tracking stocks. This includes $3.60 per share for Fantex Mohamed Sanu (SANUL) and $1.50 per share for Fantex Vernon Davis (VNDSL) – a security tied to the earnings of Vernon Davis, who was a member of the Denver Broncos recent Super Bowl championship team. Dividends are payable on September 14, 2016 to all stockholders of record for each security listed in the table below as of the close of business on September 7, 2016.

“Fantex is providing access to the historically closed asset class of professional sports,” said Fantex, Inc. CEO and co-founder Buck French. “We continue to work with athletes in order to generate investor returns – including a nearly 3% return for those who purchased Fantex Sports Portfolio I Units less than a month ago.”

Dividends are payable to holders of each of the following securities: Fantex Sports Portfolio I Unit, Fantex Series Mohamed Sanu, Fantex Series Vernon Davis, Fantex Series Michael Brockers, Fantex Series EJ Manuel, Fantex Series Alshon Jeffery, Fantex Series Jack Mewhort. The dividends will be as follows:

Fantex Security	Dividend
Fantex Sports Portfolio 1 Unit (FXSP I)	$0.293 per unit
Fantex Series Mohamed Sanu (SANUL)	$3.60 per share
Fantex Series Vernon Davis (VNDSL)	$1.50 per share
Fantex Series Michael Brockers (BRKSL)	$0.61 per share
Fantex Series EJ Manuel (EJMLL)	$0.37 per share
Fantex Series Alshon Jeffery (JEFFL)	$0.31 per share
Fantex Series Jack Mewhort (JKMTL)	$0.25 per share

This announcement comes on the heels of the company’s closing of a $59.3M private placement, Fantex Sports Portfolio I (FXSP I) Unit, late last month. FXSP I is linked to the earnings of 20 professional athletes across three professional sports – baseball, professional golf and football.

About Fantex

Based in San Francisco, the Fantex, Inc. business is focused on targeting professional athletes with the potential to generate significant income (“brand income”); acquiring minority interests in such brand income; and assisting platform athletes in increasing the potential value of their future cash flows, primarily through mentoring and network/audience development.

This press release is not an offer or sale of the securities in the United States or in any other jurisdiction where such offer or sale is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.

Each FXSP I Unit is comprised of 0.017 shares of Fantex Series Vernon Davis Convertible Tracking Stock, 0.047 shares of Fantex Series EJ Manuel Convertible Tracking Stock, 0.015 shares of Fantex Series Mohamed Sanu Convertible Tracking Stock, 0.102 shares of Fantex Series Alshon Jeffery Convertible Tracking Stock, 0.043 shares of Fantex Series Michael Brockers Convertible Tracking Stock, 0.033 shares of Fantex Series Jack Mewhort Convertible Tracking Stock, and 0.765 shares of Fantex Series Professional Sports Convertible Tracking Stock. Fantex, Inc.’s series of convertible tracking stock are intended to track and reflect the separate economic performance of Fantex, Inc.’s brand contracts with athletes in the National Football League, Major League Baseball and professional golf. Holders of FXSP I Units or Fantex, Inc.’s series of convertible tracking stock have no direct investment in these brand contracts, associated series of convertible tracking stock or the athletes party to the brand contracts. Rather, an investment in FXSP I Units and Fantex, Inc.’s series of convertible tracking stock represents an ownership interest in Fantex, Inc. as a whole, which exposes holders to additional risks associated with any other series of tracking stock that Fantex, Inc. may establish and issue in the future.